Exhibit 10.50

HOLLYFRONTIER CORPORATION
NOTICE OF GRANT OF RESTRICTED STOCK
(Time Vesting)
Pursuant to the terms and conditions of the Plan (as defined below), and the associated Restricted Stock Agreement which has been made separately available to you (your “Agreement”), you are hereby issued Shares subject to certain restrictions thereon and under the conditions set forth in this Notice of Grant of Restricted Stock (the “Notice”), in the Agreement, and in the Plan (the “Restricted Shares”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or your Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Shares by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hollyfrontier.com or 214.954.6530.
Grantee:        ____________
Date of Grant:        _________, 2016 (the “Date of Grant”)
Number of Shares:    __________

Plan:	The HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “Plan”):

Vesting Schedule:
The restrictions on all of the Restricted Shares granted pursuant to the Agreement will expire and the Restricted Shares will become transferable and non-forfeitable according to the following schedule (or on the first business day thereafter if the date below falls on a weekend); provided, that (except as otherwise provided in Section 6 of your Agreement) you remain in the employ of, or a service provider to, the Company or its Subsidiaries continuously from the Date of Grant through such vesting dates.

On or After Each of the Following Vesting Dates	Cumulative Portion of Shares as to Which the Restricted Shares are Transferable and Nonforfeitable
December 15, 2017	One-third
December 15, 2018	One-third
December 15, 2019	One-third

Except as otherwise provided in Section 6 of your Agreement, all Restricted Shares that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason.
Unless you make an election under section 83(b) of the Code (described in the following paragraph), vesting of the Shares will be included in your income in an amount equal to the closing price of the Shares on the date of vesting (or if such day is not a business day, the next business day

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Exhibit 10.50

after such date). By accepting the Restricted Shares you acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Shares on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Restricted Shares, (c) in accepting the Restricted Shares you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you. By accepting the Restricted Shares you release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Restricted Shares.
Furthermore, you understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed. This election must be filed no later than thirty (30) days after Date of Grant set forth in this Notice of Grant of Restricted Stock. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.
HollyFrontier Corporation

George J. Damiris, Chief Executive Officer and President

Appendix A

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